Kronos International, Inc.                      Contact: Robert D. Hardy
16825 Northchase Drive, Suite 1200                       Chief Financial Officer
Houston, TX  77060                                       Officer
                                                         (281) 423-3332
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News Release
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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
---------------------

            KRONOS INTERNATIONAL, INC. REPORTS FOURTH QUARTER RESULTS

HOUSTON, TEXAS - February 13, 2003 - Kronos International, Inc. ("KII" or the "Company"), an indirect wholly owned subsidiary of NL Industries, Inc. (NYSE:NL) today reported net income for the fourth quarter of 2002 of $3.5 million compared with $41.2 million in the fourth quarter 2001. Excluding the effect of the items summarized in the accompanying table, the Company reported a net loss of $.5 million in the fourth quarter of 2001.

Net income for full-year 2002 was $52.3 million compared with net income for full-year 2001 of $113.7 million. Excluding the effect of the items summarized in the accompanying table, net income for full-year 2002 was $53.3 million compared with $79.3 million for full-year 2001.

The Company's titanium dioxide pigments ("TiO2") operating income in the fourth quarter of 2002 was $11.8 million compared with $29.4 million in the fourth quarter of 2001. Operating income in the fourth quarter of 2001 included $16.6 million of business interruption insurance proceeds related to losses (unallocated period costs and lost margin) incurred in prior 2001 quarters resulting from the previously reported fire at the Company's Leverkusen, Germany plant in 2001. Excluding this amount, operating income in the fourth quarter of 2002 was $1.0 million lower than the prior year period. The decrease in operating income from 2001 was primarily attributable to higher costs partially offset by higher sales and production volumes. Compared with the third quarter of 2002, operating income in the fourth quarter of 2002 decreased 32% on lower production and sales volumes and higher costs, partially offset by higher average selling prices.

Operating income for full-year 2002 was $60.0 million compared with $123.8 million for full-year 2001 due to 10% lower average selling prices in billing currencies, partially offset by 12% higher sales volume and 9% higher production volume. Operating income for full-year 2001 included $27.3 million of business interruption insurance proceeds related to the Leverkusen fire. The lower sales and production volumes in 2001 were due in part to the Leverkusen fire.

EBITDA(defined as operating income plus depreciation, depletion and amortization expense and fourth quarter 2001 corporate expense) was $18.9 million for the fourth quarter of 2002, compared with $33.8 million for the fourth quarter of 2001. Adjusting for the $16.6 million of business interruption insurance proceeds recorded in the fourth quarter of 2001, EBITDA increased $1.7 million in the fourth quarter of 2002. Compared with the third quarter of 2002, EBITDA decreased $5.7 million, or 23%. Full-year 2002, EBITDA was $87.1 million, a decrease of $59.3 million, or 41%, from full-year 2001. Full-year 2001 EBITDA included $27.3 million of business interruption insurance proceeds.

KII's average selling price in billing currencies (which excludes the effects of foreign currency translation) during the fourth quarter of 2002 was slightly higher than the fourth quarter of 2001 and 2% higher than the third quarter of 2002. The average selling price in billing currencies in December 2002 was slightly higher than the average selling price for the fourth quarter.

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


The Company's fourth quarter 2002 sales volume increased 8% from the fourth quarter of 2001 and decreased 14% from the third quarter of 2002. The increase from the comparable prior year period was due in part to lost sales volume in 2001 as a result of the Leverkusen fire.

The Company's fourth quarter 2002 production volume was 10% higher than the fourth quarter of 2001 and decreased 11% from the third quarter of 2002 with operating rates at 85% of capacity in the fourth quarter of 2002 compared with 78% of capacity in the fourth quarter of 2001. Decreased production volume in the fourth quarter of 2002 was primarily due to maintenance stops. Full-year operating rates were at 93% of capacity in 2002 compared with 87% of capacity in 2001. The full-year 2001 lower operating rates were partly due to the effect of the Leverkusen fire. Finished goods inventory levels at the end of the fourth quarter increased 12% from September 2002 levels and represented slightly less than two months of sales.

Capital expenditures in the fourth quarter and full-year 2002 were $12.4 million and $27.6 million, respectively, and included an aggregate of $.4 million and $3.1 million, respectively, of expenditures related to the reconstruction of the Leverkusen sulfate plant damaged in the March 2001 fire. Capital expenditures in the fourth quarter and the full-year 2001 were $18.8 million and $48.4 million, respectively, and included an aggregate of $10.6 million and $22.3 million, respectively, of expenditures related to the reconstruction of the Leverkusen sulfate plant damaged in the fire.

Interest expense to third parties in the fourth quarter and full-year 2002 increased $6.5 million and $12.4 million, respectively, from the comparable prior-year periods primarily due to higher levels of outstanding debt. Interest expense to affiliates decreased $10.2 million and $15.4 million from the fourth quarter and full-year of 2001, respectively, due to the repayment of loans from affiliates in June 2002 using proceeds from the Company's (euro)285 million Senior Secured Notes offering (the "Notes"). Full year 2002 interest expense to affiliates included $1.5 million related to the early extinguishment of certain intercompany indebtedness. During the fourth quarter of 2002, the Company repaid net euro-equivalent 1.7 million ($1.6 million) of the revolving credit facility of certain of the Company's subsidiaries with excess cash flow from operations.

Interest income from affiliates decreased $10.2 million and $13.4 million from the fourth quarter and full-year 2001, respectively, due to the redemption and extinguishment of all notes receivable from affiliates in July 2002.

Corporate expense of $1.5 million in fourth quarter 2001 related to German real estate transfer taxes associated with a legal restructuring of the Company's German operations.

Corporate currency transaction gains and losses, net, related primarily to the Company's dollar-denominated, 11.75% Second-tier Senior Mirror Note payable to Kronos, Inc., which was repaid in June 2002 using a portion of the proceeds from the Notes offering.

The Company's provision for income taxes differs from the normally expected statutory rate due to the geographic mix of earnings, currency transaction gains and losses on which no income taxes are provided, adjustment to certain other deferred liabilities and the utilization of certain tax attributes that previously did not meet the "more-likely-than-not" recognition criteria. The Company's income tax provision in the fourth quarter of 2002 also included a $2.3 million deferred income tax benefit related to the enactment of certain income tax law changes in Belgium. In fourth quarter 2001, the Company recognized a $23.2 million net income tax benefit related to a restructuring of its German subsidiaries. This benefit related principally to a change in estimate of the Company's ability to utilize certain income tax attributes for which the benefit had not been previously recognized.

A conference call regarding KII's earnings announcement and outlook is scheduled for February 13, 2003 at 10:00 a.m. (EST). Dr. Lawrence A. Wigdor, KII's Chief Executive Officer will host the call. Participants can access the call by dialing (800) 450-0786 (domestic) and (612) 332-0345 (international). The title of the call is KII Earnings. A taped replay of the call will be available at 12:30 p.m. (EST) the day of the call through 11:59 p.m. (EST) on February 20, 2003 by calling (800) 475-6701 (domestic) and (320) 365-3844 (international).
The access code for the replay is 673888. The call will also be broadcast live on the Internet at the Corporate Communications Broadcast Network ("CCBN") website at http://www.companyboardroom.com. In order to listen to the call, your


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computer must have Windows Media Player or  RealPlayer  installed,  which can be downloaded prior to the call from the CCBN website. An online replay will be available approximately one hour after the call.

KII conducts NL's TiO2 operations in Europe. NL is a major international producer of titanium dioxide pigments.

The statements in this release (and statements made in the conference call referred to above) relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "could," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although NL and KII believe that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic and political conditions, changes in global productive capacity, changes in customer inventory levels, changes in product pricing, changes in product costing, changes in foreign currency exchange rates, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead paint litigation, the outcome of other litigation and other risks and uncertainties detailed in NL's and KII's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. NL and KII disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. KII's 2002 results are subject to completion of an audit and the filing of its 2002 Annual Report on Form 10-K.

                           KRONOS INTERNATIONAL, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In millions, except metric ton data)
                                   (Unaudited)

                                            Three months ended      Year ended
                                               December 31,         December 31,
                                            ------------------  ------------------
                                              2002      2001      2002      2001
                                            --------  --------  --------  --------
Revenues and other income:
    Net sales ...........................   $  139.6  $  120.6  $  579.7  $  554.6
    Other income, excluding
      corporate .........................        1.0      10.3       6.4      15.6
                                            --------  --------  --------  --------
                                               140.6     130.9     586.1     570.2

Cost of sales ...........................      109.4      84.6     454.2     379.6
Selling, general and administrative,
  excluding corporate ...................       19.4      16.9      71.9      66.8
                                            --------  --------  --------  --------

        Operating income ................       11.8      29.4      60.0     123.8

Insurance recoveries, net ...............     --          11.7    --          17.5
                                            --------  --------  --------  --------

        Income before corporate items and
          income taxes ..................       11.8      41.1      60.0     141.3

Corporate income (expense):
    Currency transaction gain (loss), net     --          (6.4)     15.8      (9.4)
    Income (expense), net ...............     --          (1.5)   --          (1.5)
    Interest expense ....................       (7.4)      (.9)    (16.7)     (4.3)
    Interest expense to affiliates ......     --         (10.2)    (18.7)    (34.1)
    Interest income from affiliates .....     --          10.2      22.8      36.2
                                            --------  --------  --------  --------

        Income before income taxes and
          minority interest .............        4.4      32.3      63.2     128.2

Income tax benefit (expense) ............        (.9)      8.9     (10.8)    (14.5)
                                            --------  --------  --------  --------

Income before minority interest .........        3.5      41.2      52.4     113.7

Minority interest .......................     --        --           (.1)   --
                                            --------  --------  --------  --------

        Net income ......................        3.5      41.2      52.3     113.7

Dividends and accretion applicable to
  redeemable preferred stock and profit
  participation certificates ............     --         (81.6)    (78.6)   (112.4)
                                            --------  --------  --------  --------

        Net income (loss) available to
          common stock ..................   $    3.5  $  (40.4) $  (26.3) $    1.3
                                            ========  ========  ========  ========

Metric tons in thousands:
    Sales volume ........................         64        60       297       265
    Production volume ...................         69        62       293       269

Capital expenditures ....................   $   12.4  $   18.8  $   27.6  $   48.4
Depreciation, depletion and amortization
  expense ...............................   $    7.1  $    5.9  $   27.1  $   24.1

EBITDA (1) ..............................   $   18.9  $   33.8  $   87.1  $  146.4

(1) Defined as operating income plus depreciation, depletion and amortization expense and fourth quarter 2001 corporate expense.

                           KRONOS INTERNATIONAL, INC.

                            COMPONENTS OF NET INCOME

                                  (In millions)

                                   (Unaudited)


     The Company believes the analysis presented in the following table is useful in obtaining an understanding of the comparability of the Company's results of operations for the periods presented.

                                              Three months ended           Years ended
                                                  December 31,             December 31,
                                              ------------------      --------------------
                                               2002       2001         2002        2001
                                              -------    -------      --------    --------
Early extinguishment of debt, net of tax (1)   $  --     $  --        $   (1.0)   $ --

Insurance gain, net of tax (2) .............      --         7.2        --            11.2

Business interruption insurance proceeds
  attributable to prior 2001 quarters,
  net of tax (3) ...........................      --        11.3        --          --

Deferred income tax valuation allowance
  adjustment (4) ...........................      --        23.2        --            23.2

Reported net income (loss) excluding
  above items ..............................       3.5       (.5)         53.3        79.3
                                               -------   -------      --------    --------

                                               $   3.5   $  41.2      $   52.3    $  113.7
                                               =======   =======      ========    ========

(1) Previously-reported additional interest on early extinguishment of certain intercompany indebtedness.

(2) Previously-reported insurance recoveries for property damage related to the Leverkusen fire.

(3) Previously-reported receipt of business interruption insurance proceeds in the fourth quarter of 2001 that were attributable to prior 2001 quarters.

(4) Previously-reported net income tax benefit related principally to a change in estimate of the Company's ability to utilize certain German tax attributes.

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